UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2016

Citius Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-206903	27-3425913
(Commission File Number)	(IRS Employer Identification No.)

11 Commerce Drive, 1st Floor Cranford, NJ	01754
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (978) 938-0338

63 Great Road, Maynard, MA 01754

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 30, 2016, Citius Pharmaceuticals, Inc. (the "Company") notified the Food and Drug Adminstration (the "FDA") that it was discontinuing Suprenza, its FDA-approved phentermine-based product for weight loss.

The Company previously entered into an agreement with Prenzamax LLC ("Penzamax") and Akrimax Pharmaceuticals LLC ("Akrimax"), dated as of November 15, 2011, pursuant to which the Company granted Prenzamax an exclusive, royalty-bearing, transferable license to use, manufacture, and sell Suprenza in the United States (the "Agreement"). As a result of the discontinuation of Suprenza and notification to the FDA, the Company gave notice to Prenzamax and Akrimax that the parties must cease all shipments of Suprenza under the Agreement, effective as of June 30, 2016. Prenzamax and Akrimax will no longer be responsible for the marketing and commercialization of Suprenza, and the parties will have no further payment obligations under the Agreement, except with respect to payments that accrued prior to the effective date of the termination. The Company has not previously received royalties from the product and upon discontinuation of Suprenza will eliminate the ongoing regulatory expense associated with annual FDA fees.

The co-founder and Vice Chairman of Akrimax is Leonard Mazur, the Executive Chairman and Secretary and a director of the Company. Prenzamax is an affiliate of Akrimax and was formed for the purpose of managing the license granted pursuant to the Agreement.

The Company issued a press release dated July 1, 2016, announcing discontinuation of Suprenza. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated July 1, 2016

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIUS PHARMACEUTICALS, INC.

Date: July 7, 2016	By:	/s/ Myron Holubiak
Myron Holubiak
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated July 1, 2016

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